Exhibit 99.1

BioCardia Reports Positive Interim Results from Phase III CardiAMP Cell Therapy Heart Failure Trial, with Compelling Data in Subgroup with Elevated NTproBNP Biomarker for Heart Failure

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CardiAMP cell therapy-treated patients had 37% relative risk reduction in heart death equivalent (death, heart transplant, left ventricular assist device implantation) and 9% relative risk reduction in non-fatal major adverse cardiac and cerebrovascular events (MACCE) at mean 20-month follow-up compared to control patients on guideline-directed heart medications alone

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Large sub-set of treated patients with elevated NTproBNP – a marker of heart distress – showed greater reductions, with 86% relative risk reduction in heart death equivalents and 24% relative risk reduction in non-fatal MACCE

●	FDA-approved follow-on Phase III trial of high-responding patient population with elevated NTproBNP (CardiAMP HF II) has launched to validate positive interim results

SUNNYVALE, Calif. – March 4, 2024 – BioCardia, Inc. (Nasdaq: BCDA), a biotechnology company focused on advancing late-stage cell therapy interventions for cardiovascular disorders, today announced positive interim results from the Phase III randomized controlled trial of its CardiAMP® autologous cell therapy in 110 randomized patients with advanced chronic heart failure at a mean 20-month follow-up (CardiAMP HF). Results showed reductions in heart death equivalents and MACCE, with a magnified reduction among patients with elevated NTproBNP, a common marker of heart distress. The data was presented today by Amish Raval, MD, Director of Clinical Cardiovascular Research and Professor of Medicine at the University of Wisconsin-Madison at the Technology and Heart Failure Therapeutics (THT) 2024 annual meeting.

Over a mean 20 months of follow-up, patients with advanced chronic heart failure who received a single endomyocardial dose of autologous CardiAMP cell therapy while on maximal medical therapy had a 37% relative risk reduction in all-cause heart death equivalents and a 9% relative risk reduction in non-fatal incidence of heart attacks, strokes, and hospitalization due to heart failure (MACCE). Patients treated with CardiAMP cell therapy saw an almost 5% lower rate of heart death equivalents at up to two years compared to control patients treated with heart failure medication alone (8.3% vs. 13.2%, respectively). CardiAMP cell therapy was also associated with trends toward reduced ventricular tachyarrhythmias, enhanced heart function as measured by left ventricular ejection fraction, and improved NTproBNP.

In a subgroup analysis of patients with elevated NTproBNP at baseline – encompassing 59% of total enrolled randomized patients – patients treated with CardiAMP cell therapy experienced an 86.2% relative risk reduction in heart death equivalents and a 23.9% relative risk reduction in MACCE. These patients saw more than a 17% lower rate of heart death equivalents at up to two years compared to control patients treated with heart failure medication alone (2.9% vs. 21.1%, respectively).

“These positive results for CardiAMP cell therapy are very encouraging, especially for patients with elevated NTproBNP, who encompass the majority of heart failure patients that we see in our daily practice,” said trial co-principal investigator Dr. Raval. “While the trial’s data safety monitoring board determined that the study would not meet its composite primary endpoint that included six-minute walk distance per the trial design, the positive results for reduced heart death equivalents, reduced MACCE, and safety indicate potential for this therapy to improve outcomes for patients with advanced chronic heart failure. Despite improvements with current medications and devices, heart failure remains at epidemic proportions and we now have an exciting opportunity for a therapy to improve important, objective outcomes, such as mortality and hospital re-admissions rates. I am excited to be part of a terrific team to validate the promise of this therapy in this high responder group in the follow-on trial that is now FDA-approved and soon to treat its first patient.”

“We thank the FDA for its speedy review and approval of the important follow-on Phase III trial. We are encouraged by the totality of today’s results and anticipate that both the final 24-month data analysis and follow-on trial outcomes would be consistent with this highly positive data,” said BioCardia CEO Peter Altman.

Also at the THT scientific meeting, first enrollment for the dose escalation safety phase of BioCardia’s Phase I/II study of the CardiALLO™ allogeneic mesenchymal stem cell (MSC) therapy in heart failure patients was reported. The cohort receiving the lowest dose of 20 million cells has been initiated with no treatment-emergent adverse events, arrhythmias, rejection, or allergic response. The first author of the study is R. David Anderson, MD, Professor of Medicine at the University of Florida at Gainesville. Following completion of the dose escalation safety phase of the study, a Phase II randomized double-blind controlled study is planned to assess efficacy.

About BioCardia’s CardiAMP Autologous Cell Therapy Program*

Designated by the FDA as a Breakthrough Therapy, CardiAMP Cell Therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural cell analysis for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. The CardiAMP HF trial is supported by the Maryland Stem Cell Research Fund and has reimbursement from the Centers for Medicare and Medicaid Services (CMS) for both treatment and control procedures. The CardiAMP HF II trial is expected to similarly secure CMS reimbursement.

About BioCardia’s CardiALLO Allogeneic Cell Therapy Program*

CardiALLO allogeneic cell therapy provides an “off the shelf” mesenchymal stem cell therapy typically derived from younger donors. These cells are immunomodulatory, with the potential to impact inflammatory processes in heart failure and have been shown to release multiple critical angiogenic factors that can enhance microvascular function and capillary networks in ischemic tissue. CardiALLO therapy for heart failure uses BioCardia’s new MSC manufacturing process, which builds on the experience of three completed co-sponsored MSC clinical trials encompassing 84 treated patients in the same indication with the same delivery platform.

*CardiAMP and CardiALLO therapies are considered investigational and limited by U.S. law to investigational use only.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP autologous and CardiALLO allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. BioCardia also works with partners to provide its proprietary biotherapeutic delivery system, as well as preclinical and clinical development services for biotherapeutic delivery to the heart.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, whether the final 24-month analysis and follow-on trial outcomes would be consistent with the interim results presented here as expected, whether CardiAMP HF II receives CMS reimbursement as expected, whether CardiAMP HF II validates the results of the interim data from CardiAMP HF, and statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, and overall market conditions. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully progress its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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MEDIA CONTACT:

Michelle McAdam

michelle@chronic-comm.com, 310-902-1274

INVESTOR CONTACT:

David McClung, Chief Financial Officer

investors@biocardia.com, 650-226-0120